UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 12b-25

                       Commission File Number: 33-11986-LA

                           Notification of Late Filing


(Check  one)

|_|  Form  10-K     |_|  Form  11-K     |X|  Form  10-Q     |_|  Form  N-SAR
|_|  Form  10-KSB

     For  Period  Ended:  September  30,  2002
                          --------------------

     [  ]  Transition  Report  on  Form  10-K
     [  ]  Transition  Report  on  Form  20-F
     [  ]  Transition  Report  on  Form  11-K
     [  ]  Transition  Report  on  Form  10-Q
     [  ]  Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended:  N/A

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                              CROWN PARTNERS, INC.
                              --------------------
                            Full name of Registrant

                             _______________________
                            Former Name if Applicable

                          20700 Ventura Blvd. Suite 227
                          -----------------------------
            Address of principal executive offices(Street and Number)

                        Woodland Hills, California 91364
                        --------------------------------
                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Tule 12b-25(b), the following should be completed. (Check appropriate box.) [ ] Yes [ ] No

[X]     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X]     (b) The subject annual report, semi-annual report, transition report on
Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date.

[ ]     The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant's quarterly report on Form 10-QSB will be filed on or before the fifth calendar following the prescribed due date. The reason for the delay is that the Registrant is waiting for certain information from a third party.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Charles Smith          (818)          227-9494
-------------          ---------------------------
(Name)               (Area Code)(Telephone Number)


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(2)     abHave all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [x] Yes [ ] No

(3) abIs it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [x] No

If so, attach an explanation of anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              CROWN PARTNERS, INC.
                              --------------------
                  (Name of Registrant as Specified in Charter)

             Has caused this notification to be signed on its behalf
                  by the undersigned hereunto duly authorized.

Date November 14, 2002               By:/s/ Charles Smith
                                        -----------------
                                        Charles Smith, CFO

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intention misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)